Trovagene to Present at the 19th Annual Needham Healthcare Conference

SAN DIEGO (April 8, 2019) – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis) for the treatment of various cancers including colorectal, prostate and leukemia, today announced it will be presenting at the 19th Annual Needham Healthcare Conference at 3:30 p.m. Eastern time on Wednesday, April 15, 2020. The conference is being held on Tuesday and Wednesday, April 14 and 15, in a virtual format.

Dr. Thomas Adams, Chief Executive Officer and Chairman, and Dr. Mark Erlander, Chief Scientific Officer, of Trovagene, will provide an overview of the Company's business and advancing clinical development programs for its investigational drug, onvansertib, during the live presentation. They will also be conducting one-on-one calls with investors throughout the conference.

The presentation will be webcast live and available for replay on Trovagene’s website by clicking here. The webcast replay will remain available for 90 days following the live presentation.

About Trovagene, Inc.
Trovagene is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Three clinical programs are advancing and demonstrating the safety and efficacy of onvansertib: Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin in KRAS-mutated metastatic colorectal cancer (mCRC); Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in Zytiga-resistant metastatic castration-resistant prostate cancer (mCRPC); and Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). For more information, please visit https://www.trovageneoncology.com.

Trovagene Contact:
Vicki Kelemen
VP, Clinical Development and Investor Relations
858-952-7652
vkelemen@trovagene.com

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992